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                                                      Exhibit 11.1

                                   INTERMET CORPORATTION

                            COMPUTATION OF EARNINGS PER COMMON SHARE

                               (In thousands, except per share data)


                                                       Three months ended
Six months ended
                                                       ------------------
----------------
                                                       July 3         July 2
July 3          July 2
                                                        1994           1995
1994            1995
                                                       ------         ------
------          -------

Net income                                           $  2,439        $  9,537       $
 4,149       $16,057
                                                     ========        ========
=========       =======
Weighted average number of
  shares outstanding                                  24,581           24,674
24,579         24,663

Dilutive effect of
  outstanding options                                     76              101
  100             76
                                                     -------         --------
--------        -------
Weighted average number of
  shares and equivalent
  shares outstanding                                  24,657           24,775
24,679         24,739
                                                     =======         ========
========        =======

Earnings per share                                   $   .10         $   0.39       $
 0.17        $  0.65
                                                     =======         ========
========        ========

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